As filed with the Securities and Exchange Commission on October 18, 2010
Registration No. 333-167951

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bravo Brio Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Ohio	5812	34-1566328
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
(614) 326-7944
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Saed Mohseni
President and Chief Executive Officer
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
(614) 326-7944
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Carmen J. Romano, Esq.	Marc D. Jaffe, Esq.
James A. Lebovitz, Esq.	Ian D. Schuman, Esq.
Dechert LLP	Latham & Watkins LLP
Cira Centre	885 Third Avenue
2929 Arch Street	New York, New York 10022
Philadelphia, Pennsylvania 19104	(212) 906-1200
(215) 994-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 of Bravo Brio Restaurant Group, Inc. is filed solely for the purpose of filing Exhibits 1.1, 5.1, 10.16 and 23.2 thereto.

Part II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates, other than the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.

SEC registration fee	$12,300
FINRA filing fee	15,333
Nasdaq Global Market listing fee	25,000
Accounting fees and expenses	750,000
Legal fees and expenses	1,500,000
Printing and engraving expenses	125,000
Registration and transfer agent fees	3,500
Blue sky fees and expenses	15,000
Miscellaneous	303,867

Total	2,750,000

Item 14. Indemnification of Directors and Officers.

Ohio’s Revised Code expressly authorizes and our Second Amended and Restated Regulations will provide for indemnification by us of any person who, because such person is or was a director or officer of the Company was or is a party; or is threatened to be made a party to:

•	any threatened, pending or completed civil action, suit or proceeding;

•	any threatened, pending or completed criminal action, suit or proceeding;

•	any threatened, pending or completed administrative action or proceeding; or

•	any threatened, pending or completed investigative action or proceeding.

The indemnification will be for actual and reasonable expenses, including attorney’s fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio Revised Code.

Section 1701.13(E)(7) of the Ohio Revised Code authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act of 1933, as amended, (the “Securities Act”).

Reference is made to the Form of Underwriting Agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act. The following does not give effect to the reorganization transactions as defined in the prospectus that forms a part of this registration statement.

During August 2007, we sold 38.25 shares of our Series A 14.0% Cumulative Compounding Preferred Stock for an aggregate offering price of $38,250 and 675 shares of our common stock for an aggregate offering price of $6,750 to certain of our employees, officers, directors and consultants. The sale and issuance was deemed exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuance did not, during any consecutive twelve month period, exceed 15% of the outstanding shares of our common stock, calculated in accordance with its provisions.

During November 2007, we sold 21.25 shares of our Series A 14.0% Cumulative Compounding Preferred Stock for an aggregate offering price of $21,250 and 375 shares of our common stock for an aggregate offering price of $3,750 to certain of our employees, officers, directors and consultants. The sale and issuance was deemed exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuance did not, during any consecutive twelve month period, exceed 15% of the outstanding shares of our common stock, calculated in accordance with its provisions.

During July 2008, we sold 85 shares of our Series A 14.0% Cumulative Compounding Preferred Stock for an aggregate offering price of $85,000 and 1,500 shares of our common stock for an aggregate offering price of $15,000 to certain of our employees, officers, directors and consultants. The sale and issuance was deemed exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuance did not, during any consecutive twelve month period, exceed 15% of the outstanding shares of our common stock, calculated in accordance with its provisions.

During April 2009, we sold 111.125 shares of our Series A 14.0% Cumulative Compounding Preferred Stock for an aggregate offering price of $111,125 and 637.5 shares of our common stock for an aggregate offering price of $3,187.50 to certain of our employees, officers, directors and consultants. The sale and issuance was deemed exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuance did not, during any consecutive twelve month period, exceed 15% of the outstanding shares of our common stock, calculated in accordance with its provisions.

During May 2009, we sold 38 shares of our Series A 14.0% Cumulative Compounding Preferred Stock for an aggregate offering price of $38,000 and 400 shares of our common stock for an aggregate offering price of $2,000 to certain of our employees, officers, directors and consultants. The sale and issuance was deemed exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuance did not, during any consecutive twelve month period, exceed 15% of the outstanding shares of our common stock, calculated in accordance with its provisions.

During September 2009, we sold 30 shares of our Series A 14.0% Cumulative Compounding Preferred Stock for an aggregate offering price of $30,000 to certain of our employees, officers, directors and consultants. The sale and issuance was deemed exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuance did not, during any consecutive twelve month period, exceed 15.0% of the outstanding shares of our common stock, calculated in accordance with its provisions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. The recipients of securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationship with us, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number		Document

1.1		Form of Underwriting Agreement.
3	.1*	Form of Second Amended and Restated Articles of Incorporation of Bravo Brio Restaurant Group, Inc.
3	.2*	Form of Second Amended and Restated Regulations of Bravo Brio Restaurant Group, Inc.
4	.1*	Form of Common Stock Certificate.
5.1		Opinion of Vorys, Sater, Seymour and Pease LLP.
10	.1*	Note Purchase Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., as borrower, Bravo Development Holdings, LLC and the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the Purchasers Party thereto, as purchasers, and Golub Capital Incorporated, as administrative agent.
10	.2*	First Amendment to Note Purchase Agreement, dated as of March 17, 2008, by and among Bravo Development, Inc., Bravo Development Holdings, LLC, the Guarantors, the Purchasers and Golub Capital Incorporated, as administrative agent.
10	.3*	New Investors Securities Holders Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., Bravo Development Holding LLC and the other investors and parties named therein.
10	.4*	Securities Holders Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., Bravo Development Holdings LLC, Alton F. Doody, III, John C. Doody and the other investors and parties named therein.
10	.5*	Registration Rights Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., Bravo Development Holdings LLC and the other investors named therein.
10	.6*	Management Agreement, dated as of June 29, 2006, by and among Bruckmann Rosser, Sherrill & Co., Inc., Castle Harlan, Inc. and Bravo Development, Inc.
10	.7*	Management Agreement, dated as of June 29, 2006, by and among Castle Harlan, Inc., Bruckmann Rosser, Sherrill & Co., Inc. and Bravo Development, Inc.
10	.8*	Employment Agreement, effective January 12, 2007, by and between Bravo Development, Inc. and Saed Mohseni.
10	.9*	Form of Employment Agreement by and between Bravo Brio Restaurant Group, Inc. and James J. O’Connor.
10	.10*	Bravo Development, Inc. 2006 Stock Option Plan.
10	.11*	Amendment No. 1 to the Bravo Development, Inc. 2006 Stock Option Plan.
10	.12*	Form of Option Award Letter under the Bravo Development, Inc. 2006 Stock Option Plan.
10	.13*	Form of Bravo Brio Restaurant Group, Inc. Stock Incentive Plan.
10	.14*	Form of Non-Qualified Option Award Letter under the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan.
10	.15*	Form of Restricted Stock Award Letter under the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan.
10.16		Form of Exchange Agreement by and among Bravo Brio Restaurant Group, Inc., Bravo Development Holdings LLC and all other shareholders of Bravo Brio Restaurant Group, Inc. listed on the signature pages thereto.
10	.17*	Form of Plan of Reorganization by and between Bravo Brio Restaurant Group, Inc. and Bravo Development Holdings LLC.
10	.18* **	Bravo! Development, Inc. Foodservice Distribution Agreement, dated as of June 18, 2006, by and between Bravo Development, Inc. and Distribution Market Advantage, Inc.

Exhibit
Number		Document

10	.19*	Commitment Letter, dated as of October 4, 2010, by and among Bravo Brio Restaurant Group, Inc., Wells Fargo Bank, National Association, Bank of America, N.A., Wells Fargo Securities, LLC and Banc of America Securities LLC.
21	.1*	Subsidiaries of Bravo Brio Restaurant Group, Inc.
23	.1*	Consent of Deloitte & Touche LLP.
23.2		Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).
23	.3*	Consent of James S. Gulmi.
23	.4*	Consent of Fortunato N. Valenti.
24	.1*	Powers of Attorney.
99	.1*	Consent of Technomic, Inc.

*	Previously filed.

**	Certain information in this exhibit has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

(b) Financial Statement Schedule

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

Item 17. Undertakings.

a. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

c. The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, State of Ohio, on October 18, 2010.

Bravo Brio Restaurant Group, Inc.

By:	/s/ Saed Mohseni
Saed Mohseni
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 18th day of October, 2010.

Signature	Title

/s/ Saed Mohseni Saed Mohseni	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James J. O’Connor James J. O’Connor	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

* Alton F. Doody, III	Director

* Harold O. Rosser II	Director

* David B. Pittaway	Director

* Michael J. Hislop	Director

* Allen J. Bernstein	Director

*By	/s/ James J. O’Connor
Name: James J. O’Connor
Title: Attorney-in-fact

Exhibit Index

Exhibit
Number		Document

1.1		Form of Underwriting Agreement.
3	.1*	Form of Second Amended and Restated Articles of Incorporation of Bravo Brio Restaurant Group, Inc.
3	.2*	Form of Second Amended and Restated Regulations of Bravo Brio Restaurant Group, Inc.
4	.1*	Form of Common Stock Certificate.
5.1		Opinion of Vorys, Sater, Seymour and Pease LLP.
10	.1*	Note Purchase Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., as borrower, Bravo Development Holdings, LLC and the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the Purchasers Party thereto, as purchasers, and Golub Capital Incorporated, as administrative agent.
10	.2*	First Amendment to Note Purchase Agreement, dated as of March 17, 2008, by and among Bravo Development, Inc., Bravo Development Holdings, LLC, the Guarantors, the Purchasers and Golub Capital Incorporated, as administrative agent.
10	.3*	New Investors Securities Holders Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., Bravo Development Holding LLC and the other investors and parties named therein.
10	.4*	Securities Holders Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., Bravo Development Holdings LLC, Alton F. Doody, III, John C. Doody and the other investors and parties named therein.
10	.5*	Registration Rights Agreement, dated as of June 29, 2006, by and among Bravo Development, Inc., Bravo Development Holdings LLC and the other investors named therein.
10	.6*	Management Agreement, dated as of June 29, 2006, by and among Bruckmann Rosser, Sherrill & Co., Inc., Castle Harlan, Inc. and Bravo Development, Inc.
10	.7*	Management Agreement, dated as of June 29, 2006, by and among Castle Harlan, Inc., Bruckmann Rosser, Sherrill & Co., Inc. and Bravo Development, Inc.
10	.8*	Employment Agreement, effective January 12, 2007, by and between Bravo Development, Inc. and Saed Mohseni.
10	.9*	Form of Employment Agreement by and between Bravo Brio Restaurant Group, Inc. and James J. O’Connor.
10	.10*	Bravo Development, Inc. 2006 Stock Option Plan.
10	.11*	Amendment No. 1 to the Bravo Development, Inc. 2006 Stock Option Plan.
10	.12*	Form of Option Award Letter under the Bravo Development, Inc. 2006 Stock Option Plan.
10	.13*	Form of Bravo Brio Restaurant Group, Inc. Stock Incentive Plan.
10	.14*	Form of Non-Qualified Option Award Letter under the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan.
10	.15*	Form of Restricted Stock Award Letter under the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan.
10.16		Form of Exchange Agreement by and among Bravo Brio Restaurant Group, Inc., Bravo Development Holdings LLC and all other shareholders of Bravo Brio Restaurant Group, Inc. listed on the signature pages thereto.
10	.17*	Form of Plan of Reorganization by and between Bravo Brio Restaurant Group, Inc. and Bravo Development Holdings LLC.
10	.18* **	Bravo! Development, Inc. Foodservice Distribution Agreement, dated as of June 18, 2006, by and between Bravo Development, Inc. and Distribution Market Advantage, Inc.
10	.19*	Commitment Letter, dated as of October 4, 2010, by and among Bravo Brio Restaurant Group, Inc., Wells Fargo Bank, National Association, Bank of America, N.A., Wells Fargo Securities, LLC and Banc of America Securities LLC.
21	.1*	Subsidiaries of Bravo Brio Restaurant Group, Inc.
23	.1*	Consent of Deloitte & Touche LLP.

Exhibit
Number		Document

23.2		Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).
23	.3*	Consent of James S. Gulmi.
23	.4*	Consent of Fortunato N. Valenti.
24	.1*	Powers of Attorney.
99	.1*	Consent of Technomic, Inc.

*	Previously filed.

**	Certain information in this exhibit has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.